     -As filed with the Securities and Exchange Commission on July 15, 2004


                                         Registration Statement No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                      ALLIED HEALTHCARE INTERNATIONAL INC.

                     --------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             New York                               8082                                 13-3098275
-------------------------------       ------------------------------          -----------------------------
(State or Other Jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification
        Incorporation)                    Classification Code Number)                      Number)

                               555 Madison Avenue
                            New York, New York 10022
                                 (212) 750-0064
                     --------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Mr. Charles F. Murphy
                             Chief Financial Officer
                      Allied Healthcare International Inc.
                               555 Madison Avenue
                            New York, New York 10022
                                 (212) 750-0064
                     --------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                           Leslie J. Levinson, Esquire
                  Brown Raysman Millstein Felder & Steiner LLP
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 895-2000
                     --------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


================================================================================

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
 Title of each Class        Amount to be       Proposed Maximum      Proposed Maximum         Amount of
 of Securities to be         Registered       Offering Price Per    Aggregate Offering    Registration Fee
      Registered                                   Security               Price

Common Stock, par        669,738 shares(1)         $4.93(2)             $3,301,809              $419
value $0.01 per share
=============================================================================================================

         (1) Represents the maximum amount of shares of common stock of the Registrant that may be sold by the selling shareholders named in this Registration Statement.

         (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices for a share of common stock of the Registrant on July 9, 2004, as reported on the Nasdaq National Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 15, 2004


PROSPECTUS

                                     [LOGO]

                      ALLIED HEALTHCARE INTERNATIONAL INC.

                         669,738 SHARES OF COMMON STOCK

         All of the shares of common stock offered by this prospectus are being sold by the selling shareholders named herein. Allied Healthcare International Inc. will not receive any of the proceeds from the sale of these shares. The shares may be sold by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may sell the shares in a number of different ways. See "Plan of Distribution."

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 8.

         This prospectus covers an aggregate of 669,738 shares of common stock held by the selling shareholders named herein. The shares were issued to the selling shareholders in connection with our acquisition of a business owned by the selling shareholders.
See "Selling Shareholders."


         Our common stock trades on the Nasdaq National Market under the symbol "AHCI." On July 14, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $4.95 per share.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THIS PROSPECTUS IS DATED _________, 2004.

                                TABLE OF CONTENTS

                                                                           Page

Summary......................................................................3
   Our Company...............................................................3
   Our Competitive Advantages................................................4
   Our Business Strategy.....................................................5
   Recent Developments.......................................................6
   Corporate Information.....................................................7
Risk Factors.................................................................8
   Risks Relating To Our Business And Strategy...............................8
   Risks Relating To The Flexible Healthcare Staffing Market................13
   Risks Relating To Our Financial Condition................................17
   Risks Relating To Our Common Stock.......................................20
Forward Looking Statements..................................................23
Use of Proceeds.............................................................24
Selling Shareholders........................................................24
Plan of Distribution........................................................25
Experts.....................................................................28
Legal Matters...............................................................28
Where You Can Find More Information.........................................28
Documents Incorporated by Reference.........................................29

                                     SUMMARY

         This summary highlights certain information about the Company. It does not purport to contain all of the information that may be important to you. You should carefully read this entire document, including the risk factors described herein and the documents incorporated herein by reference. In this prospectus, historical financial and other data originally denominated in pounds sterling have been converted to dollars at the then applicable exchange rate. Financial and other data (excluding historical and other data) originally denominated in pounds sterling have been converted to dollars using the exchange ratio at March 31, 2004 of (pound)1.00 = $1.8262. As used in this prospectus, "our company," "we," "us" and similar terms mean Allied Healthcare International Inc. and its subsidiaries.

OUR COMPANY

         We are a leading provider of flexible, or temporary, healthcare staffing to the U.K. healthcare industry as measured by revenues, market share and number of staff. As of March 31, 2004, we operated an integrated network of 119 branches throughout most of the United Kingdom. Our healthcare staff consists principally of nurses, nurses aides and home health aides (known as carers in the United Kingdom). We focus on placing our staff on a per diem basis in hospitals, nursing homes, care homes (which, unlike nursing homes, do not generally provide medical services to their residents) and private homes. We maintain a pool of over 30,000 nurses, nurses aides and home health aides, over 27,000 of whom we placed during the fiscal year ended September 30, 2003. Our healthcare staffing business accounted for 97.8% of our revenues from continuing operations during the fiscal year ended September 30, 2003. We also supply medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and to private patients in Northern Ireland. Our medical-grade oxygen business accounted for approximately 2.2% of our revenues from continuing operations during the fiscal year ended September 30, 2003. We disposed of the last of our active U.S. operations during fiscal year 2003.

         We focus our operations primarily on the per diem staffing market rather than the long-term staffing market because we believe that per diem staffing has a more favorable pricing structure. Per diem arrangements generally command higher prices than long-term contracts and generally have higher margins. In the per diem market, healthcare facilities retain flexible staffers on a job-to-job basis when needed, without any long-term contractual commitment by the purchaser or provider. In contrast, long-term contracts are negotiated for a number of months or years and guarantee a supply of staff to the purchaser, but generally do not guarantee that staffing services will be purchased.

         Our revenues from U.K operations have increased from $104.6 million in fiscal 1999 to $294.4 million in fiscal 2003, representing a compounded annual growth rate of 29.5% during this period. Our revenue growth is attributable to a combination of organic growth and the revenues generated from the 47 businesses we have acquired since October 1, 1998. As a result of our significant revenue growth, the operating profit of our U.K. operations has increased from $9.8 million in fiscal 1999 to $31.5 million in fiscal 2003. The operating profit of our U.K operations as a percentage of our revenue from continuing operations has averaged 9.8% over our last five fiscal years.

         Our largest customers are the hospitals operated by the government-funded National Health Service (the "NHS"), accounting for approximately 47% of our revenues in our fiscal year ended September 30, 2003 and the six months ended March 31, 2004. We are an approved supplier of staff to all NHS hospitals (called NHS Trust Hospitals in the United Kingdom) in England. NHS hospitals may enter into agreements with healthcare staffing companies or they may hire temporary staff on a per diem basis. Regardless of whether we provide staff to an NHS hospital pursuant to an agreement with the hospital or on a per diem basis, we invoice the hospital directly.

         We also provide healthcare staff to nursing homes, care homes, independent hospitals and private homes, generally on a per diem basis. The majority of nursing homes and care homes in the United Kingdom are privately-owned businesses that are funded by fees from their residents. Our staffing services to individuals' homes are provided either directly to private clients or through the social service departments of local governments (called local authorities in the United Kingdom). We provide our services to local governmental social service departments on a per diem basis or through "preferred supplier contracts" that specify agreed rates for staff but that do not guarantee that we will be used by the customer. Regardless of whether we provide staff at the request of a local governmental social service department pursuant to a preferred supplier contract or on a per diem basis, we invoice the local governmental social services department directly.

OUR COMPETITIVE ADVANTAGES

         We believe that the key competitive advantages of our healthcare staffing business are our:


         o EXTENSIVE BRANCH NETWORK. As of March 31, 2004, we operated an integrated network of 119 branches throughout most of the United Kingdom. This substantial market presence provides us with access to customers and staff on both a national and local level.


         o DIVERSIFIED CUSTOMER BASE. We provide healthcare staff to NHS hospitals (which make individual purchasing decisions and payments for services); local governmental social service departments; nursing homes, care homes and independent hospitals; and private patients. Our diverse customer base lessens our dependence on any one customer or group of customers and provides us with a competitive advantage in our recruiting and retention efforts, as staff are attracted to our broad range of placement opportunities.

         o LOCAL BRANCH MANAGEMENT WITH CENTRALIZED CONTROL. Our branches are managed locally, with the branch manager responsible for recruiting, retaining and placing staff locally. A portion of each branch manager's compensation is dependent upon branch performance, thus aligning the interests of our branch managers with our own. However, we generally maintain centralized management control in the areas of payroll, accounts receivable, contracts, pricing, regulatory matters, quality control and information technology.

         o TRACK RECORD OF ACQUISITIONS. We have achieved significant growth as a result of the 47 businesses that we have acquired in our last five fiscal years. We have grown from 53 branches at October 1, 1998 to 119 branches at March 31, 2004.

         o QUALITY ASSURANCE AUDIT TEAM. We have a quality assurance audit team that is independent of our operations management and whose focus is to evaluate and assure that our branches are in compliance with all applicable governmental rules and regulations, as well as our own company policies. We believe that our quality assurance audit team helps us to provide reliable and quality service to our customers.

         o MANAGEMENT EXPERTISE. Timothy M. Aitken, our executive chairman, Sarah L. Eames, our chief executive officer, president and chief operating officer, and Charles F. Murphy, our chief financial officer, have, respectively, 13, 23 and 7 years experience in the healthcare industry. In addition, many of our branch managers are former nurses or have otherwise been involved in the healthcare industry.

         o EMPLOYEE RETENTION. In April 2002, we introduced a program called "CareMilesTM" under which our staff can accumulate credits (called CareMilesTM) that can be used to pay for healthcare training and personal development courses that the individual would otherwise pay for. As a healthcare worker becomes more skilled, he or she has greater flexibility in choosing assignments and also may earn a greater hourly wage. Our CareMilesTM program promotes staff loyalty while providing us with the opportunity to earn higher commissions as more highly-trained staff are generally billed out at higher rates.

OUR BUSINESS STRATEGY

         We seek to become the leading provider of flexible healthcare staffing to the U.K. healthcare industry. The key elements in achieving these strategic objectives are:

         o FURTHER EXPAND OUR STRONG PRESENCE IN THE U.K. HEALTHCARE STAFFING INDUSTRY THROUGH ACQUISITIONS. We intend to grow our presence in the U.K. healthcare staffing industry through the acquisition of other companies. We have teams of employees dedicated to evaluating acquisition candidates and integrating their operations.

         o INCREASE REVENUES ON A PER BRANCH BASIS. We believe the increasing demand for quality healthcare staffing with national coverage and diversity of services will support organic growth in our branches. We intend to foster continued same-store revenue growth by leveraging our nationally- and locally-recognized brand names, competitive benefits package and leadership in providing temporary healthcare staffing. Our revenue growth from fiscal 2002 to fiscal 2003 for branches that have been in our ownership and operational for more than two years was approximately 8.9%.

         o RECRUIT AND RETAIN HEALTHCARE STAFF. We intend to continue to recruit and retain high-quality staff to take advantage of the severe shortages of nurses and home health aides in the United Kingdom, which we expect to continue in the foreseeable future. We intend to continue our recruitment efforts and to encourage loyalty from our healthcare staff by matching their flexible working preferences (both with regards to scheduling preferences and types of assignments desired) with our customers' needs, maintaining regular contact and promoting opportunities for training and development, such as our CareMilesTM program.

RECENT DEVELOPMENTS

         On July 7, 2004, we consummated a firm commitment follow-on public offering of 14,500,000 shares of our common stock (the "Public Offering"). We sold the shares at a price per share of $4.90. We have also granted the underwriters an option to purchase an additional 2,175,000 shares of our common stock, at the same price per share, in order to cover over-allotments.

         In connection with the Public Offering, we undertook a recapitalization plan designed to refinance our bank and institutional indebtedness, which consists of a senior collateralized term and revolving credit facility (the "Senior Credit Facility") and mezzanine indebtedness (the "Mezzanine Indebtedness"), to facilitate the conversion of all of our shares of Series A preferred stock into shares of our common stock and to provide funds for the continued expansion of our operations (the "Recapitalization Plan").

         Pursuant to our Recapitalization Plan:

         o We used approximately $7.4 million of the net proceeds of the Public Offering to pay accrued and unpaid dividends on our shares of Series A preferred stock and $2.0 million of the net proceeds of the Public Offering to pay the holders of our Series A preferred stock a conversion fee. Upon the receipt of such amounts the holders of all of our shares of Series A preferred stock, who held an aggregate of 7,773,660 share of our Series A preferred stock, converted all of their shares into a like number of shares of our common stock.

         o We intend to use approximately $56.7 million of the net proceeds of the Public Offering to repay a portion of the amounts outstanding under our Senior Credit Facility and our Mezzanine Loan.

         o We intend to enter into a new senior secured credit facility in the amount of approximately (pound)50 million (approximately $91.3 million) with less restrictive covenants than our Senior Credit Facility and our Mezzanine Loan. The initial borrowings under this new credit facility, which are expected to be approximately $82.2 million, will be used to repay the remainder of the amounts outstanding under our Senior Credit Facility and our Mezzanine Loan and for general corporate purposes and acquisitions.

         We have entered into a letter of intent with a U.K. bank pursuant to which the bank, on behalf of a syndicate of financial institutions, has agreed, subject to, among other things, the execution of a definitive agreement, to make available to us a senior credit facility (the "Proposed Credit Facility") in the amount of (pound)50 million (approximately $91.3 million). The Proposed Credit Facility will be secured by a first priority lien on the assets of our company and our material subsidiaries and be guaranteed by our company and such subsidiaries. The Proposed Credit Facility is expected to contain less restrictive covenants than those contained in our Senior Credit Facility and our Mezzanine Loan.

         Notwithstanding that we have entered into a letter of intent with respect to the Proposed Credit Facility, there can be no assurance that we will be able to do so or what the timing will be.

CORPORATE INFORMATION

         We were incorporated in 1981 under the laws of the State of New York. Our principal executive offices are located at 555 Madison Avenue, New York, New York 10022 and our phone number at that address is (212) 750-0064.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND STRATEGY

If we are unable to attract and retain healthcare staff at reasonable costs, it could increase our operating costs and negatively impact our business.

         We rely significantly on our ability to attract and retain nurses, nurses aides and home health aides who possess the skills, experience and, if required, licenses necessary to meet the requirements of our customers. We compete for flexible healthcare staffing personnel with other flexible healthcare staffing companies and with hospitals and healthcare facilities. Staff choose to work for a temporary healthcare staffing company based on the quantity, diversity and quality of assignments offered and on compensation packages and other benefits. We must continually evaluate and upgrade our flexible staffing network to keep pace with our customers' needs and to remain competitive in our business. Currently, there is a shortage of nurses, nurses aides and home health aides in most areas of the United Kingdom. Competition for such personnel is increasing and salaries and benefits have risen. We may be unable to continue to increase the number of nurses and other healthcare staff that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain nurses and other healthcare staff depends on several factors, including our ability to provide them with assignments that they view as attractive and to provide them with competitive benefits and wages. We cannot assure you that we will be successful in any of these areas. The cost of attracting nurses and other healthcare staff and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital, healthcare facility and other customers, our profitability could decline. Moreover, if we are unable to attract and retain nurses and other healthcare staff, our ability to provide adequate services to our customers may decline and, as a result, we could lose customers.

We operate in a highly competitive market and our success depends on our ability to obtain and retain customers.

         The flexible healthcare staffing business is highly competitive. We compete in national, regional and local markets in the United Kingdom with full-service staffing companies, specialized flexible staffing agencies, NHS Professionals (which is discussed below), hospitals, nursing homes and other home healthcare businesses. There are relatively few barriers to entry in the markets we serve and, historically, our industry has been highly fragmented. While we expect to continue to face competition from a broad range of companies, the recent consolidation trend in our industry is likely to result in an increase in the number of larger companies that are able to service regional or national markets. Some of our competitors have greater name recognition, access to capital and marketing, financial and other resources than we do. We believe that the primary competitive factors in obtaining and retaining customers are identifying qualified healthcare staff for specific job requirements, providing qualified staff in a timely manner, pricing services competitively and effectively monitoring job performance. Competition for customers may increase in the future and, as a result we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital, healthcare facility and other customers and our margins could decline, which could harm our operating results and cause the market value of our common stock to decline. In addition, the development of alternative recruitment channels could lead our hospital, healthcare facility and other customers to bypass our services, which would also cause our revenues and margins to decline.

Our focus on the per diem market may be a competitive disadvantage.

         Unlike many other healthcare staffing businesses in the United Kingdom, we have actively pursued business in the per diem market rather than through long-term contracts. Although we believe that current and forecasted healthcare staff shortages will continue to fuel demand for staff in the per diem market, a change in the supply and demand dynamics for healthcare workers could result in business derived from long-term contracts becoming more attractive. In particular, the award of long-term contracts to our competitors (thereby granting "lead" supplier status to such competitors) could prevent us from securing the business of potential purchasers of temporary healthcare staffing.

A change in treatment of flexible staff for U.K. tax, employment and benefits purposes could result in increased costs.

         Like all employment businesses, we are exposed to potential employment related claims from independent contractors who assert that they are employees. We currently treat our nurses and nurses aides as independent contractors, but this position could change if challenged in an employment tribunal or court. A recent tribunal case relating to agency workers indicated that agency workers are highly likely to be the employee of either the agency that places them or the customer at which they are placed, depending on the circumstances. Moreover, over the next 18 months or so, it is expected that we will be required by regulations expected to be adopted to treat nurses and nurses aides as employees. If our nurses and nurses aides are treated as employees, they would become eligible to bring employment-related litigation, including actions for unfair dismissal, wrongful dismissal and breach of contract and claims for severance payments. These claims could adversely affect our business and financial condition.

Competition for acquisition opportunities may restrict our future growth by limiting our ability to make acquisitions at reasonable valuations.

         Our business strategy includes increasing our market share and presence in the flexible healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this competition could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us.

Restrictive covenants in our debt facilities may limit our ability to make acquisitions.

         Restrictive covenants in our Senior Credit Facility and our Mezzanine Loan, including a requirement that we obtain bank and lender consent for acquisitions exceeding (pound)15 million in the aggregate in any fiscal year or any individual acquisition exceeding (pound)2 million in any fiscal year, may limit our ability to complete desirable acquisitions. If we are unable to secure necessary financing under our credit facility because of these restrictive covenants or from other sources, we may be unable to complete desirable acquisitions. The Proposed Credit Facility is expected to contain less restrictive covenants, including those relating to acquisition financing, than those contained in our Senior Credit Facility and our Mezzanine Loan.

We may face difficulties integrating our acquisitions into our operations and our acquisitions may be unsuccessful, involve significant cash expenditures, expose us to unforeseen liabilities or result in dilution of our shareholders' interest in our company.

         We expect to continue pursuing acquisitions of flexible healthcare staffing companies that complement or enhance our business.

         These acquisitions involve numerous risks, including:

         o difficulties integrating acquired personnel and distinct cultures into our business;

         o difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

         o    addressing increased demands on internal systems and controls;

         o potential loss of key employees or customers of acquired companies;

         o    diversion of management attention from existing operations; and

         o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

         These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. In addition, if we issue additional securities in connection with an acquisition, the ownership interests of our existing securityholders will be diluted. Any acquisition may ultimately have a negative impact on our business and financial condition.

Our ability to acquire businesses outside the United Kingdom, including in the United States, is limited by our existing credit arrangements.

         In the future, we may acquire one or more healthcare staffing businesses in the United States, if the opportunity arises and if we believe that the terms of such acquisition would be favorable to us. Our Senior Credit Facility and our Mezzanine Loan permit us, subject to compliance with the provisions thereof, to borrow money to finance acquisitions in the United Kingdom. However, we do not have any credit arrangements in place which permit us to finance acquisitions in the United States and there can be no assurance that we will be able to obtain such credit on favorable terms or at all. Moreover, because our Senior Credit Facility and our Mezzanine Loan do not permit our U.K. subsidiaries to pay dividends or otherwise advance funds to us, we do not expect to have sufficient cash on hand to finance acquisitions in the United States. In the event that we are unable to finance acquisitions in the United States with either cash or stock, our ability to acquire businesses in the United States will be severely restricted. While we may use a portion of the net proceeds of the Public Offering to finance acquisitions in the United Kingdom and in the United States, and while the Proposed Credit Facility may include acquisition financing, there can be no assurance that we will locate suitable acquisition candidates or that such new credit facility will permit acquisitions on terms acceptable to us.

Our decentralized structure could result in unforeseen costs and could adversely impact our business.

         We operate with a decentralized structure under which our branches operate on a relatively autonomous basis in terms of the recruitment and placement of staff and the marketing of customers. However, we generally maintain centralized management control in the areas of payroll, accounts receivable, contracts, pricing, regulatory matters, quality control and information technology. If we fail to exert proper centralized management control, our local branches could engage in unauthorized activities, our management initiatives may not be successfully implemented and our business, financial condition and results of operations may be adversely affected.

We may fail to adequately manage our anticipated future growth.

         We have achieved growth in our flexible healthcare staffing business over the last few years through both organic growth and strategic acquisitions of companies. We intend to continue to expand in the future. As we grow, there will be increased demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. We also may be required to add staff and information and other systems. We cannot guarantee that we will be able to do so or, if we are able to do so, that we will be able to effectively integrate them into our existing staff and systems.

The loss of key senior management personnel could adversely affect our ability to remain competitive.

         We rely heavily on our senior management team, led by Timothy M. Aitken, our executive chairman, Sarah L. Eames, our chief executive officer, president and chief operating officer, and Charles F. Murphy, our chief financial officer. We have entered into employment agreements with Mr. Aitken and Ms. Eames that expire in September

2004, subject to automatic renewal for successive periods of one year each unless terminated by either party on 90 days' notice, and an employment agreement with Mr. Murphy that is terminable by either party on six months' notice. The loss or unavailability for an extended period of time of these officers could have a material adverse effect on our operations and prospects.

         We currently maintain key man life insurance on Mr. Aitken in the amount of(pound)1 million and Ms. Eames and Mr. Murphy in the amount of(pound)500,000 each. However, this insurance may not be sufficient to compensate us for the loss of any of these key executives.

We are dependent on the proper functioning of our information systems. Planned replacement of our information system may cost more than currently budgeted.

         We are dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and customer assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup processing capabilities. Our operations have an IT disaster recovery plan. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

         In order to support our continued growth, we intend to replace our core IT systems over the next 12 to 24 months. To this end, we have entered into a contract with a third-party provider for the implementation of financial software on our financial systems. It is anticipated that this process will be completed by December 2004 on our back office systems and that financial software will be implemented on our front office systems during 2005. There can be no assurance that we will be able to successfully implement our plans or that any such improvements will be implemented in a timely manner or within budget or that they will deliver the expected benefits.

Our business is subject to certain risks inherent to international operations.

         We operate in the United Kingdom. As a result, we are subject to a variety of risks, including:

         o    fluctuations in currency exchange rates;

         o varying laws relating to, among other things, employment and employment termination;

         o    the impact of a recession in the United Kingdom;

         o    changes in regulatory requirements; and

         o    potentially adverse tax consequences.

         These risks may materially and adversely affect our business results of operations or financial condition.

RISKS RELATING TO THE FLEXIBLE HEALTHCARE STAFFING MARKET

Demand for flexible staffing may fail to rise, remain at current levels or may decline for a variety of reasons, including general economic conditions.

         Although we anticipate that the market for flexible staffing in the healthcare sector will continue to expand, there can be no assurance that growth will occur at all or continue at historic rates or at the rate currently expected. Our growth could be adversely affected by a variety of factors, including emphasis on permanent staff and minimization of the use of temporary staff by healthcare providers and automation or computerization of services traditionally performed by temporary staff providers. In particular, a recent U.K. case on agency workers indicates that agency workers are highly likely to be considered employees of either the agency that places them or the customer end-user (and in many cases the customer is likely to be considered the employer). Consequently, some of the advantages to hospitals and other purchasers to using temporary workers may be lost because of the risk that they will be deemed to be the employer of such workers, and therefore they may decide to hire permanent staff rather than temporary staff. In addition, demand for flexible healthcare staffing services may be significantly affected by the general level of economic activity and economic conditions in the regions in which we operate.

         If demand for temporary staffing in the healthcare sector generally declines or does not increase at the rate we anticipate, our business, financial condition and results of operations may be materially and adversely affected.

Fluctuations in patient occupancy at the hospitals, nursing homes and care homes of our customers may adversely affect the demand for our services and therefore our financial performance.

         Demand for our flexible healthcare staff is significantly affected by the general level of patient occupancy at the hospitals, nursing homes and care homes of our customers. When occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, healthcare facility customers typically will reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn. Occupancy at our healthcare customers' facilities also fluctuates due to the seasonality of some elective procedures. We are unable to predict the level of patient occupancy at any particular time and its effect on our revenues and earnings.

We operate in a regulated industry and violations of laws or regulations may result in increased costs or sanctions that could impact our financial performance. Moreover, recent and proposed changes in U.K. regulations affecting flexible staffing companies may result in increased costs that reduce our revenue and profitability.

         Our business is subject to extensive and complex laws and regulations in the United Kingdom. These include, but are not limited to, laws and regulations related to licensing, conduct of operations, payment for services and referrals, benefits payable to temporary staffers and taxation. If we fail to comply with the laws and regulations that are applicable to our business, we could suffer civil and/or criminal penalties or we could be required to stop operating in one or more jurisdictions.

         Moreover, many political, economic and regulatory organizations are supporting fundamental change in the U.K. healthcare industry. The recent introduction of new regulatory provisions in the United Kingdom affecting flexible staffing companies could substantially raise the costs associated with operating our business. Some proposed changes in these regulations could have a similar effect. We may not be able to pass along to our customers the costs of implementing any changes that result from these new and changed laws and regulations. A summary of the material existing and proposed regulations follows.

         U.K. rules affecting temporary workers. The benefits and protections with which temporary workers in the United Kingdom must be provided have recently increased, and new and or more stringent laws are likely to be introduced in the future. In particular, the Conduct of Employment Agencies and Employment Business Regulations 2003 (the "2003 Regulations") described below and case law impact us. For example, a ruling by the European Court of Justice stated that the provisions of the European Working Time Directive, which entitle temporary workers to be paid annual leave only when they have been continuously employed for 13 weeks, is unlawful. The U.K. Working Time Regulations have therefore been amended to remove the 13-week qualify period, and workers in the United Kingdom are now entitled to paid leave from the first day of employment.

         Care Standards Act. Under the Care Standards Act and applicable regulations, providers of flexible healthcare staff have to register with the Commission for Social Care and Inspection and must comply with rules relating to management and staffing, fitness of premises and the conduct of specified services. Although we believe that we are able to comply with the regulations under the Care Standards Act, we face the possibility of increased costs of complying with the new law and regulations and the possibility of failing to fully comply with the new law and regulations, which could result in monetary or other penalties being assessed against us.

         Proposed changes in U.K. value added tax ("VAT") rules. We currently act as an agent in supplying healthcare staff, which, under U.K. law, requires us to charge VAT only on the amount of commission charged to the purchaser of flexible staff. The 2003 Regulations, insofar as they relate to VAT, came into effect in the United Kingdom on April 6, 2004 and, could place an increased VAT burden on our company. The 2003 Regulations require employment agencies, including those supplying flexible healthcare staff, to enter into contractual relationships with the workers that they supply. Consequently, for VAT purposes, the flexible staff provider acts as principal, rather than agent. For non-medical staff, VAT is due on the total amount of the charges made by the flexible staff provider, including salary costs, rather than merely on its commission. This change may adversely affect our cash flow if we have to pay the increased VAT liability to the government before our customers have paid their fees to us. The law results in the provision of medical staff such as nurses being exempt from VAT. Pursuant to such exemption, we will be limited in the amount of VAT paid by us when we purchase goods and services that we can use to offset the VAT that we owe the government. There is an 18-month transition period, which runs from April 6, 2004, during which businesses will be permitted to continue to act as "agent" in a VAT sense and therefore account for VAT under the existing rules.

         NHS reforms may have a substantial negative impact upon us. For the first six months of fiscal 2004 and our fiscal year ended September 30, 2003, the more than 200 NHS hospitals to which we supplied staff accounted for 47% of our flexible staffing business revenue. Flexible staffing providers, such as our company, are subject to the risk that the NHS will seek to regulate the price it pays for temporary staff, reduce its use of temporary staff or replace its use of temporary staff where possible with permanent employees.

         In recent years, the NHS has divided England into eight regions. The NHS has required any healthcare staffing company that provides temporary staff to the NHS hospitals in a region to enter into a Framework Agreement setting forth, among other things, applicable quality standards and maximum payment rates. Only those staffing companies that have met the quality standards set by the NHS and executed a Framework Agreement applicable to a particular region of England can provide temporary staff to NHS hospitals in that region. We have entered into one or more Framework Agreements in each region of England. While the full impact of the Framework Agreements remains to be seen, it is possible that a long-term effect will be to reduce the cost of commissions paid to healthcare staffing companies and/or to reduce the number of healthcare staffing companies supplying staff to the NHS.

         Another initiative undertaken by the NHS is its creation of NHS Professionals. NHS Professionals is an internal agency of the NHS that seeks to provide an efficient temporary staffing service for NHS hospitals. NHS Professionals seeks to coordinate nurse banks operated by NHS hospitals with the intention of maintaining quality standards and controlling cost across all NHS nurse banks. The continued expansion of the NHS Professionals could adversely affect our revenues in the future.

         If the NHS were to significantly reduce its use of our services, negotiate lower prices or change its policy on private-sector involvement, it could have a material adverse effect on our business, financial condition and results of operations.

Our ability to compete in the homecare services market depends on our ability to obtain assignments from local governmental social service departments.

         The largest providers of homecare services in the United Kingdom are local governmental social services departments. Outsourcing of homecare by these local governments is the principal source of revenue and growth in the homecare staffing market. Though figures vary widely among local governments, homecare provided directly by the local governments typically is significantly more expensive per hour of care than homecare outsourced to independent homecare providers. While we believe there is potential for further outsourcing of homecare by local governments, this potential may be partially offset by tighter local governmental budgets. Moreover, there can be no assurance that we will be chosen by local governmental social service departments to provide outsourced homecare services in the future, or that we will be able to recruit and retain homecare staff at hourly rates that local governments are willing to pay.

Significant legal actions could subject us to substantial uninsured liabilities.

         In recent years, healthcare providers have become subject to an increasing number of legal actions alleging medical malpractice, product liability or other legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to civil or criminal claims arising from actions taken by our employees or temporary staffing personnel, such as misuse of proprietary information or theft of property. In some instances, we are required to indemnify customers against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant customer policies and guidelines or applicable laws, rules and regulations could result in negative publicity, payment of fines or other damages. In addition, breaches of the Care Standards Act and associated regulations could result in the revocation of registration or the imposition of conditions on that registration that could adversely effect the continuation of our business in the United Kingdom. Litigation is costly and, even if we do prevail, the cost of such litigation could adversely affect our results of operations.

         In addition, in the course of our operations we may face possible claims by employees or employee candidates of discrimination or harassment (including for actions our customers or their employees may have taken), violations of health and safety regulations, workers compensation claims, retroactive entitlement to benefits and other similar claims.

Our insurance may not be adequate to protect us from claims for which we may become liable.

         To protect ourselves from the cost of claims alleging medical malpractice or other causes of action, we maintain malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. While we have been able to obtain liability insurance in the past, this insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to us, if it is available at all. The failure to maintain insurance coverage or a successful claim not covered by or in excess of our insurance coverage could have a material adverse effect on our business, financial position, cash flows or results of operations. In addition, claims, regardless of their merit or eventual outcome, may have a material adverse effect on our reputation.

RISKS RELATING TO OUR FINANCIAL CONDITION

We have a history of losses and may incur losses in the future.

         Although we were profitable in the first six months of fiscal year 2004 and in the fiscal years ended September 30, 2003 and 2002, we have a history of net losses. For our fiscal years ended September 30, 2001, 2000 and 1999 net losses were $26.6 million, $24.9 million and $7.3 million, respectively. The difference between our financial performance during fiscal 2002, fiscal 2003 and the first six months of fiscal 2004 and prior years was principally due to the fact that we streamlined our business by divesting non-core businesses. Even though we were profitable during the first six months of fiscal year 2004 and fiscal years 2003 and 2002, we may not be able to sustain or increase our profitability in the future.

We have generated substantial amounts of goodwill from our acquisitions, some or all of which we may be required to write off, which could adversely affect our financial condition or results of operations.

         Goodwill represents the purchase price of an acquisition less the fair value of the net tangible and intangible assets acquired. We have generated substantial amounts of goodwill from our acquisitions. Part of our strategy involves making additional acquisitions. Because businesses of the type we target often do not have substantial tangible assets, we expect that our acquisition of these businesses will continue to generate significant amounts of goodwill.

         At March 31, 2004 and September 30, 2003 we had goodwill of approximately $202.7 million and $183.7 million, respectively, which equaled approximately 68% and 59%, respectively, of our total assets at those dates.

         In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("FAS No. 142") issued by the Financial Accounting Standards Board, all goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but will be subject to an annual impairment test. We evaluate, on a regular basis, whether events or circumstances have occurred that indicate all, or a portion, of the carrying amount of goodwill may no longer be recoverable, in which case an impairment charge to our earnings would become necessary. As of September 30, 2003, the carrying value of our goodwill was not impaired, based on an assessment performed in accordance with FAS No. 142. However, any future determination requiring the write-off of a significant portion of the carrying value of our goodwill could have a material adverse effect on our financial condition or results of operations. It could also cause us to fail to comply with the financial covenants in our Senior Credit Facility and our Mezzanine Loan, resulting in an event of default thereunder.

We have incurred significant debt, which could impact our financial condition and results of operations. In the event of a payment default under our Senior Credit Facility and our Mezzanine Loan, our lenders have the right, among others, to seize our assets.

         At March 31, 2004, we had approximately $138.4 million of debt (consisting of $136.6 million in debt under our Senior Credit Facility and Mezzanine Loan, net of unamortized discount of $1.3 million, and $1.8 million in notes payable). The level of our indebtedness will have several important effects on our future operations, including, without limitation:

         o we will use a portion of cash flow from operations for the payment of principal or interest due on outstanding indebtedness;

         o outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

         o the level of outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures, additional acquisitions or general corporate purposes.

         General economic conditions, industry cycle and financial, business and other factors affecting operations, many of which are beyond our control, may affect future performance. As a result, these and other factors may affect our ability to make principal and interest payments on indebtedness. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

         o    seek additional financing in the debt or equity markets;

         o    refinance or restructure all or a portion of our indebtedness;

         o    sell selected assets; or

         o    reduce or delay planned capital expenditures or acquisitions.

         These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

         If we are unable to repay our indebtedness when it becomes due, our lenders will have a number of remedies. Our Senior Credit Facility and our Mezzanine Loan are secured by substantially all of the assets of, and the shares in, our U.K. subsidiaries. If we fail to pay our debt under our Senior Credit Facility and our Mezzanine Loan, which amounted to $136.6 million (net of unamortized discount of $1.3 million) at March 31, 2004, the lenders thereunder could become the owner of, or force the sale of, our businesses or subsidiaries.

         A portion of the net proceeds of the Public Offering will be used to reduce our indebtedness. We intend to implement our Recapitalization Plan after the consummation of the Public Offering. Our Recapitalization Plan contemplates, among other things, the execution of the Proposed Credit Facility on terms more favorable to us than those contained in our existing credit facilities.

Our compliance with restrictions and covenants in our Senior Credit Facility and Mezzanine Loan may limit our ability to take corporate actions and harm our business.

         Our Senior Credit Facility and Mezzanine Loan contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under these agreements we are also required to comply with specific financial ratios and tests, including a fixed charge coverage ratio, a test regarding debtor days (i.e., the number of days sales are outstanding) and a senior interest coverage ratio. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our Senior Credit Facility and Mezzanine Loan, our lenders could, in addition to seizing the collateral securing our obligations, declare all of the principal and interest outstanding due and payable and terminate their commitments to extend credit to us in the future. We may refinance these agreements or seek alternative credit agreements. We cannot guarantee that we will be able to secure new credit agreements on favorable terms or at all. If we are unable to secure credit on commercially reasonable terms in the future, our business could be harmed.

Our lenders have limited the right of our U.K. subsidiaries to pay dividends to our company.

         At March 31, 2004, we had approximately $138.4 million of debt (consisting of $136.6 million in debt under our Senior Credit Facility and Mezzanine Loan, net of unamortized discount of $1.3 million, and $1.8 million in notes payable). Our subsidiaries pay us a management fee with which (in addition to cash on hand from the disposition of our U.S. operations) we pay the expenses of our corporate headquarters and our executive officers. However, under the terms of our Senior Credit Facility and Mezzanine Loan, our U.K. subsidiaries generally may not pay dividends or other amounts to us. Therefore, we will not be able to use the cash flow or profits, if any, of our U.K. subsidiaries to pay our expenses or to finance any acquisitions, capital expenditures or other initiatives.

Our ability to use our net operating loss carryforward in the future may be limited.

         As of September 30, 2003, we had a U.S. federal net operating loss carryforward of approximately $73.0 million, expiring between 2019 and 2023. Our current operations are in the United Kingdom. Under U.S. federal tax law, we can only offset our federal net operating loss carryforward against U.S. taxable income, including income earned from operations in the United States and certain other income, including dividends from our U.K. subsidiaries. As of September 30, 2003, we had recorded a full valuation allowance against the deferred tax asset created by the U.S. federal net operating loss carryforward as we did not believe it was more likely than not that such losses would be utilized prior to their expiration. We believe that the Public Offering has caused an ownership change under Section 382 of the Internal Revenue Code ("Section 382"). Accordingly, Section 382 may limit our ability to use all or a portion of our net operating loss carryforward in the future. A limitation on our ability to use a significant portion of our federal net operating loss carryforward could have a material adverse effect on our financial condition or results of operations or the market value of our common stock.

We have significant contingent earn-out liabilities that may adversely affect our financial condition and results of operations.

         Many of our acquisitions contain contingent earn-out provisions that may require us to make additional payments in the future. Under our existing earn-out arrangements, our maximum aggregate potential contingent obligation at March 31, 2004 was approximately $12.9 million. Our existing earn-out obligations expire in fiscal 2005. We may enter into acquisition agreements in the future, the terms of which may include earn-out provisions.

         These contingent obligations could adversely affect our results of operations and liquidity.

Legislative actions, higher insurance cost and potential new accounting pronouncements are likely to cause our operating expenses to increase and impact our future financial position and results of operations.

         In order to comply with the Sarbanes-Oxley Act of 2002, as well as rules and regulations that the Securities and Exchange Commission and Nasdaq have adopted or that they may propose in the future, we may be required to enhance our internal controls, hire additional personnel and utilize additional outside legal, accounting and advisory services, all of which will cause our operating expenses to increase. Insurers are also likely to increase premiums as a result of higher claims rates incurred over the past year, and so our premiums for our various insurance policies, including our directors' and officers' insurance policies, are likely to increase. Proposed changes in accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense, could materially increase the expenses that we report under generally accepted accounting principles and adversely affect our operating results.

RISKS RELATING TO OUR COMMON STOCK

Future sales of our common stock by existing shareholders may lower the price of our common stock.

         As of the date of this prospectus, we have 44,464,954 shares of common stock outstanding.

         In addition, as of the date of this prospectus, our officers, directors, employees and consultants own options to acquire an aggregate of 2,670,334 shares of common stock under our 1992 Stock Option Plan and our 2002 Stock Option Plan. Although we will not issue any more options under our 1992 Stock Option Plan, we may issue additional options under our 2002 Stock Option Plan. The shares of common stock to be issued upon exercise of the options granted under our 1992 Stock Option Plan and our 2002 Stock Option Plan have been registered and may be freely sold when issued. We have also issued warrants to purchase an aggregate of 350,000 shares of our common stock to a third party. We have granted the holder of these warrants certain "piggyback" registration rights with respect to the shares of our common stock issuable upon exercise of the warrants.

         Pursuant to a registration statement that was declared effective by the Securities and Exchange Commission in August 2002, we have registered the resale of an aggregate of 23,479,157 shares of our common stock.

         Sales of substantial amounts of common stock into the public market could lower the market price of our common stock.

Because a small group of shareholders may control our common stock, other investors may have little or no control over our company or our management.

         The four Hyperion funds that are shareholders in our company collectively own approximately 26.7% of our outstanding shares of common stock and Washington & Congress Capital Partners, L.P. (formerly Triumph Partners III, L.P.) owns approximately 17.3% of our outstanding shares of common stock. As a result, these shareholders acting together may be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

If provisions in our corporate documents and New York law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our shareholders consider favorable.

         Our Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our Certificate of Incorporation authorizes our board of directors to issue up to ten million shares of "blank check" preferred stock. Without shareholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to these shares of preferred stock. With these rights, preferred shareholders could make it more difficult for a third party to acquire us. New York law may also discourage, delay or prevent someone from acquiring or merging with us.

         Under the employment agreements we have entered into with Timothy M. Aitken, our executive chairman, and Sarah L. Eames, our chief executive officer, president and chief operating officer, we are required to pay such officers an amount equal to 2.9 times his or her salary if his or her employment with us is terminated for any reason within six months of a change in control of our company. In addition, we have agreed with Mr. Aitken that in the event of a change of control of our company during fiscal 2004, his salary will be reinstated to the amount in effect immediately prior to his resignation in January 2004 as our chief executive officer. Such change of control payments may have the effect of preventing or delaying a change of control of our company, even if the change of control was favored by our shareholders.

Our stock price may be volatile.

         In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

         o our operating performance and the performance of other similar companies;

         o news announcements relating to us, our industry or our competitors;

         o changes in earnings estimates or recommendations by research analysts;

         o    changes in general economic conditions;

         o    the number of shares that are publicly traded;

         o    actions of our current shareholders; and

         o    other developments affecting us, our industry or our competitors.

                           FORWARD LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference include forward-looking statements.

         Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "could," "think," "estimate" and "predict," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

         We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include:

         o our ability to continue to recruit and retain qualified flexible healthcare staff;

         o our ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to us;

         o the general level of patient occupancy at our hospital and healthcare facility clients' facilities;

         o our ability to successfully implement our acquisition and integration strategies;

         o our dependence on the proper functioning of our information systems;

         o the effect of existing or future government regulation of the healthcare industry, and our ability to comply with these regulations;

         o the impact of medical malpractice and other claims asserted against us;

         o the effect of regulatory change that may apply to us and that may increase our costs and reduce our revenue and profitability;

         o our ability to use our net operating loss carryforward to offset net income; and

         o the impairment of our goodwill, of which we have a substantial amount on our balance sheet, may have the effect of decreasing our earnings or increasing our losses.

         Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus or the documents incorporated herein by reference include those described in the "Risk Factors" section and elsewhere in this prospectus, as well as changes in any of the following: the demand for our products and services, general economic conditions, governmental regulation, the level of competition we face, customer strategies and pricing and reimbursement policies.

                                 USE OF PROCEEDS

         All of the shares being offered by this prospectus are being offered by the selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

         This prospectus covers an aggregate of 669,738 shares of our common stock held by the selling shareholders listed below.

         The table below provides certain information with respect to the shares of common stock held by the selling shareholders.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares of common stock. Except as otherwise indicated below, to our knowledge, the selling shareholders have sole voting and investment power with respect to their shares of common stock.

         The selling shareholders are not under any obligation to sell all or any portion of their shares of common stock. We cannot estimate the number of shares of common stock that will be sold by the selling shareholders or the timing of such sales. We have agreed to keep the registration statement of which this prospectus forms a part effective for a period of one year or, if earlier, until the selling shareholders have sold all of the shares of common stock covered hereby. For the purposes of the table below, in computing the number of shares of common stock beneficially owned after the offering being made by this prospectus and the percentage of shares of common stock beneficially owned after such offering, we have assumed that all of the shares covered by this prospectus will have been sold by the selling shareholders.

                                           SHARES OF
                          SHARES OF        PERCENTAGE OF     COMMON STOCK   SHARES OF         PERCENTAGE OF
                          COMMON STOCK     COMMON STOCK      OFFERED        COMMON STOCK      COMMON STOCK
                          BENEFICIALLY     BENEFICIALLY      PURSUANT TO    BENEFICIALLY      BENEFICIALLY
                          OWNED BEFORE     OWNED BEFORE      THIS           OWNED AFTER       OWNED AFTER
SELLING SHAREHOLDER       OFFERING         OFFERING          PROSPECTUS     OFFERING          OFFERING
-------------------       ------------     -------------     ------------   ------------      -------------
David Towells                  334,869           *                334,869             0             0%
Jacqueline Towells             334,869           *                334,869             0             0%

* Less than 1%.

         Except as noted below, the selling shareholders have not held any position or office, or have had a material relationship with our company or our subsidiaries or other affiliates within the past three years, other than owning shares of common stock:

         o In November 2002, we acquired Medic-One Group Limited from David Towells and Jacqueline Towells, the selling shareholders. Medic-One Group Limited is a supplier of temporary staffing to NHS hospitals and independent hospitals in the U.K. The consideration consisted of $4,642,000 and the issuance of 669,738 shares of our common stock. We may be obligated to issue additional consideration of up to $8,948,000 dependant upon the future earnings of the acquired business. The additional consideration, if any, will be satisfied by a combination of cash and shares of our common stock.

         We will pay all costs, expenses and fees in connection with the preparation and filing of the registration statement of which this prospectus is a part, including registration and filing fees, fees and expenses of compliance with federal or state securities laws, and fees and disbursements of our counsel.

                              PLAN OF DISTRIBUTION

         The selling shareholders may resell or redistribute the securities listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling shareholders (including but not limited to persons who receive securities from a named selling shareholder as a gift, partnership distribution or other non-sale securities from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling shareholders" in this prospectus. Selling shareholders may sell the securities by one or more of the following methods, without limitation:

         o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

         o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

         o ordinary brokerage transactions and transaction in which the broker solicits purchases;

         o an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than that on that stock exchange;

         o    privately negotiated transactions;

         o    short sales;

         o through the writing of options on the securities, whether or not the options are listed on an options exchange;

         o through the distribution of the securities by any selling shareholder to its partners, members or stockholders;

         o    one or more underwritten offerings;

         o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

         o any combination of any of these methods of sale, or any other method permitted by applicable law.

         The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

         The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the Securities and Exchange Commission, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

         We will supply the selling shareholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling shareholder, we will file a prospectus supplement setting forth:

         o    the aggregate number of shares to be sold;

         o    the purchase price;

         o    the public offering price;

         o if applicable, the names of any underwriter, agent or broker-dealer; and

         o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

         If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                                     EXPERTS


         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our consolidated financial statements and the related financial statement schedules for the year ended September 30, 2003 incorporated by reference in a Current Report on Form 8-K, dated July 15, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Our consolidated financial statements and the related financial statement schedules for the years ended September 30, 2002 and 2001 incorporated by reference in our Current Report on Form 8-K, dated July 15, 2004, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated therein and herein by reference. Such consolidated financial statements and related financial statement schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be opined upon by Brown Raysman Millstein Felder & Steiner LLP of New York, New York. Leslie J. Levinson, the secretary of our company, is a partner of Brown Raysman Millstein Felder & Steiner LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

         Our company is required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Securities and Exchange Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington D.C. 20549. For more information on its public reference facilities, you can call the Securities and Exchange Commission at 1-

800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Website that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of the site is http://www.sec.gov.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 for the shares being offered hereunder. This prospectus is only a part of the registration statement and does not contain all of the information filed with the Securities and Exchange Commission. While statements in this prospectus concerning the provisions of contracts or other documents describe the material terms of the provisions that are being described, they do not discuss all of the terms of those contracts or other documents. In each instance, the complete details of each contract or document are contained in the exhibits filed with the registration statement. Refer to the exhibit of each contract or document to obtain additional information. For additional information about our company and the shares being registered in this resale registration statement, refer to the registration statement and the accompanying exhibits and schedules. You may obtain this information in any of the ways set forth above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the Securities and Exchange Commission. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later.

         We incorporate by reference the documents listed below:

         1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as amended by our Form 10-K/A.

         2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2003 and March 31, 2004.

         3. Our Current Reports on Form 8-K filed during the period from October 1, 2003 to the date of this prospectus.

         4. The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on February 23, 2004 and any amendment thereto or other reports that we file for the purpose of updating such description.

         All documents which we file with the Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering by the selling shareholders is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date those documents are filed. Any statement contained in a document which is incorporated, or deemed to be incorporated, by reference into this prospectus, shall be considered modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed or submitted document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of any document incorporated by reference in this prospectus at no cost. To receive a copy, you can call us at (212) 750-0064, or write us at:

         Allied Healthcare International Inc.
         555 Madison Avenue
         New York, New York 10022
         Attention:  Charles F. Murphy

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                        Amount
SEC registration fee                                                    $    419
Printing and engraving fees and expenses                                   2,000
Legal fees and expenses                                                   10,000
Accounting fees and expenses                                               6,000
Miscellaneous                                                              1,000
                                                                        --------
Total                                                                   $ 19,419

         The Company will pay all such expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 7 of the Business Corporation Law of the State of New York, in general, allows a corporation to indemnify its officers and directors against any judgment, fine, settlement and reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement and reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. Such Article establishes procedures for determining whether the standard of conduct has been met in the particular case, for timely notification to shareholders, for prepayment of expenses and for payment pursuant to a court order or as authorized by disinterested directors or the shareholders. Article 7 also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or the bylaws or a corporation or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or the bylaws of a corporation; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty owed to us or our shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of our directors for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law, or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchases of our securities or such other violation of section 719 of the Business Corporation Law of the State of New York.

         Article 8 of our Certificate of Incorporation and Article 8 of our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by New York law. We also have entered into indemnification agreements with each of our directors and officers.

ITEM 16.  EXHIBITS

Exhibit
Number   Title
------   -----

5.1      Opinion of Brown Raysman Millstein Felder & Steiner LLP.*


23.1 Consent of Deloitte & Touche LLP, independent registered public accounting firm of Allied Healthcare International Inc.*

23.2 Consent of Ernst & Young LLP, former independent registered public accounting firm of Allied Healthcare International Inc.*

23.3     Consent of Brown Raysman Millstein Felder & Steiner (included in
         Exhibit 5.1).

24 Powers of Attorney (contained on the signature page to this Registration Statement).

         *Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 14, 2004.


                                   ALLIED HEALTHCARE INTERNATIONAL INC.


                                   By: /s/ Charles F. Murphy
                                       ---------------------
                                       Charles F. Murphy
                                       Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sarah L. Eames and Charles F. Murphy, and each of them, as his true and lawful attorneys-in-fact, as agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

     Signature                              Title                                    Date
     ---------                              -----                                    ----

/s/ Timothy M. Aitken               Chairman of the Board                         July 14, 2004
----------------------
Timothy M. Aitken

/s/ Sarah L. Eames                  Chief Executive Officer,                      July 14, 2004
----------------------              President, Chief Operating
Sarah L. Eames                      Officer and Director (principal
                                    executive officer)


                                      II-4





/s/ Charles F. Murphy               Chief Financial Officer                       July 14, 2004
-----------------------             (principal financial and
Charles F. Murphy                   accounting officer)

/s/ G. Richard Green                Director                                      July 14, 2004
-----------------------
G. Richard Green

/s/ David J. Macfarlane             Director                                      July 14, 2004
-----------------------
David J. Macfarlane

/s/ Wayne Palladino                 Director                                      July 14, 2004
-----------------------
Wayne Palladino

/s/ Jeffrey S. Peris                Director                                      July 14, 2004
-----------------------
Jeffrey S. Peris

/s/ Scott A. Shay                   Director                                      July 14, 2004
-----------------------
Scott A. Shay



                                      II-5